AVIS BUDGET GROUP APPOINTS
JEFFREY H. FOX TO BOARD OF DIRECTORS

PARSIPPANY, N.J., July 30, 2013 — Avis Budget Group, Inc. (NASDAQ: CAR), a leading provider of vehicle rental services, today announced the appointment of Jeffrey H. Fox to its Board of Directors effective immediately. Mr. Fox fills a newly created seat and will serve for a term scheduled to end at the 2014 annual meeting of stockholders. With the addition of Mr. Fox, the Company’s Board is now comprised of ten members.

Mr. Fox brings significant leadership and executive management experience to our Board of Directors as a principal of The Circumference Group LLC, an investment and advisory firm, which he founded in 2009. Mr. Fox also serves as non-executive Chairman of the Board of Convergys Corporation, where he also held numerous leadership positions, including President and Chief Executive Officer from 2010 to November 2012, and then Executive Chairman until April 2013. Mr. Fox worked for Alltel Corporation as Chief Operating Officer from 2007 through 2008, and as Group President from 2003 until 2007. Prior to joining Alltel, Mr. Fox worked in investment banking for ten years with Stephens Inc., preceded by two years with Merrill Lynch, specializing in mergers and acquisitions advisory services.

“We are extremely pleased to welcome Mr. Fox to the Avis Budget Board of Directors,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Mr. Fox’s significant leadership record and his extensive management experience will enhance the effectiveness of our Board.”

Mr. Fox is expected to be an independent director in accordance with applicable NASDAQ rules and the Company’s Director Independence Criteria.

About Avis Budget Group, Inc.
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world's leading car sharing network, with more than 790,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Contacts

Media Contact:	Investor Contact:

John Barrows	Neal Goldner
973-496-7865	973-496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #